Exhibit 99.2
GENESCO INC.
FY11 SECOND QUARTER ENDED JULY 31, 2010
CHIEF FINANCIAL OFFICER’S COMMENTARY
Consolidated Results
Sales
Second quarter net sales increased 9% to $364 million from $335 million in the second quarter last year. Same store sales increased 3%. Same store sales increased 8% in August.
Gross Margin
Second quarter gross margin was 50.6% compared with 50.8% last year. Retail gross margins were up, while wholesale sales, with a lower gross margin, increased as a percent of sales. This year’s gross margin reflected purchase price accounting-related reductions of $380,000.
SG&A
SG&A increased to 51.0% of sales in the quarter compared to 50.7% last year.
The increase reflects approximately $860,000 of unusual items including the write-off of assets in the Nashville stores affected by the flooding in May discussed on the first quarter conference call and acquisition-related expenses. Excluding these items, expenses as a percent of sales were 50.8% compared to 50.7% last year. A reconciliation of non-GAAP financial measures to the most nearly comparable GAAP measure is provided in the schedule at the end of this document.
Additionally, as we discussed on the first quarter conference call, SG&A included approximately $0.12 per share of incremental bonus accruals in the second quarter this year, when improving performance required additional accruals of approximately $2.4 million, compared to the second quarter last year, when deteriorating performance led to reversals in approximately the same amount, for a cumulative year-to-year difference of $4.8 million.
Restructuring and Other
The “Restructuring and Other” line reflects $2.0 million primarily of retail store non-cash fixed asset impairments in the second quarter this year, compared to $3.3 million last year.

Operating Income
Genesco’s operating loss was $3.4 million in the quarter compared with a loss of $2.9 million last year. The operating loss included, for this year, the restructuring expense of $2.0 million and the other expenses and purchase accounting-related gross margin reductions totaling $1.24 million, and, for last year, the $3.3 million of restructuring expense discussed above. Excluding these items from both periods, there was an operating loss of $179,000 this year compared with operating income of $436,000 last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.
Interest Expense
Net interest expense for the quarter was $227,000, compared with $951,000 last year. There was no long-term debt outstanding at the end of the second quarter this year, compared to $53.0 million at the same time last year.
Pretax Earnings — Total GCO
The pretax loss for the second quarter was $3.6 million, which includes the $3.2 million of net restructuring expense and other items discussed above. Last year, the pretax loss was $3.8 million, which included the $3.3 million restructuring expense discussed above.
Excluding these items from both years’ results, the pretax loss for the quarter was $406,000 this year compared to $229,000 last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.
Earnings Per Share From Continuing Operations
The net loss before discontinued operations in the second quarter this year was $2.4 million, or $0.10 per diluted share, compared with a loss of $2.7 million, or $0.12 per diluted share, in the second quarter last year. Excluding the expense items discussed above, the loss was $0.02 per diluted share in both years. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results
Lids Sports Group
Lids Sports Group’s sales increased 22% to $133 million compared to $109 million last year.
Same store sales increased 7% compared to a decrease of 2% last year. Direct sales increased 11% in the quarter and represented about 4% of total sales. August same store sales increased 13%.
The Group’s gross margin was lower in the quarter. Operating income was $12.0 million, or 9.0% of sales, compared with $10.5 million, or 9.7% of sales last year, reflecting an improvement in the Lids stores’ gross margins, offset by lower gross margins in Lids Locker Room and the Lids Team Sports wholesale business. The Group leveraged expenses in the quarter due to the lower operating expenses of the Lids Team Sports business and lower occupancy expense as a percent of sales in the retail businesses.
Journeys Group
Journeys Group’s sales increased 3% to $153 million from $149 million last year. Direct sales increased 3% and represented 1% of sales. Same store sales increased 2%. August same store sales increased 7%.
The Group’s operating loss for the quarter was $4.5 million compared to a loss last year of $3.2 million.
Average selling prices for footwear in the Journeys stores open throughout both periods were down 2.1% for the second quarter this year, reflecting lower average selling prices in athletic shoes, partially offset by increased women’s casual product.
Gross margin was down about 80 basis points due primarily to heavier markdowns.
SG&A expense increased as a percent of sales, due primarily to the relative changes in bonus accruals discussed above. Excluding this “swing” in bonus accruals this year versus last year, Journeys would have leveraged SG&A in the quarter.
Underground Station
Underground Station’s sales decreased 8% to $17 million, reflecting a 4% decline in same store sales and an 8% reduction in store count, to 162 stores. August same store sales increased 4%.

Gross margin increased by 220 basis points due to lower markdowns and a higher initial markon.
Expenses increased as a percent of sales, due to the negative same store sales and the variation in bonus accruals.
Underground Station’s loss of $3.5 million in the quarter was down from last year’s loss of $3.8 million.
Johnston & Murphy Group
Johnston & Murphy Group’s second quarter sales were flat with last year at $39 million.
Johnston & Murphy’s wholesale sales increased 10% in the quarter. Same store sales for the Johnston & Murphy retail stores were flat. August same store sales increased 5%.
Direct sales decreased in the quarter, due in part to less promotional activity than last year.
Gross margin increased by about 160 basis points in the quarter due to lower markdowns partly driven by lower closeout sales in the wholesale business and a higher initial markon. Expenses as a percent of sales were up 20 basis points.
Licensed Brands
Licensed Brands sales increased 11% to $22 million in the quarter.
Gross margin increased by approximately 60 basis points, reflecting lower closeout sales than last year.
SG&A expense increased due to added bonus accruals year over year.
Operating income was $2.3M or 10.5% of sales, compared with $2.0 million or 10.2% last year.

Balance Sheet
Cash
Cash at quarter-end was $49 million, up from $21 million last year. We ended the quarter with no debt, compared to $53 million last year, which included bank debt of $24.3 million and $28.7 million of convertible notes.
During the quarter, we purchased approximately 408,000 shares of GCO stock at a cost of $11 million. Also, over the past 12 months, we have made acquisitions with cash payments totaling $27.0 million.
Inventory
Inventories increased 13% in the quarter on a year over year basis. This included $10 million in added inventory from recent acquisitions. We feel good about our overall inventory levels, which we believe were low at the end of the first quarter. In addition, we planned accelerated receipts this year in order to be in a strong position for the beginning of Back to School in early August.
Shareholders’ Equity
Shareholders’ equity was $579 million at the end of the quarter, compared with $509 million last year.
Capital Expenditures
For the quarter, capital expenditures were $5.3 million and depreciation was $11.1 million.
We opened 8 stores and closed 11 stores during the quarter, ending the quarter with 2,264 stores, compared with 2,241 stores at the same time last year. This year’s store count included:
•	879 Lids stores (including 62 stores in Canada)

•	37 Lids Locker Room stores

•	819 Journeys stores (including 3 in Canada)

•	151 Journeys Kidz stores

•	56 Shï by Journeys stores

•	162 Underground Station stores

•	160 Johnston & Murphy stores and Factory stores

Genesco Inc.
Adjustments to Reported Loss from Continuing Operations
Three Months Ended July 31, 2010 and August 1, 2009

	3 mos	Impact	3 mos	Impact
In Thousands (except per share amounts)	July 2010	on EPS	July 2009	on EPS

Loss from continuing operations, as reported	$(2,396)	$(0.10)	$(2,663)	$(0.12)

Adjustments: (1)
Impairment & lease termination charges	1,143	0.05	2,114	0.09
Other legal matters	39	—	(32)	—
Flood loss	215	0.01	—	—
Purchase price accounting adjustment — margin	233	0.01	—	—
Purchase price accounting adjustment — expense	174	0.01	—	—
Expenses related to aborted acquisition	127	—	—	—
Convertible debt interest restatement (APB 14-1)	—	—	172	0.01
Higher (lower) effective tax rate	(69)	—	7	—

Adjusted loss from continuing operations (2)	$(534)	$(0.02)	$(402)	$(0.02)

	3 Mos	%	3 Mos	%
	July 2010	of sales	July 2009	of sales

SG&A expenses, as reported	$185,465	51.0%	$169,509	50.7%

Flood loss	(357)		—
Purchase price accounting adjustment	(288)		—
Expenses related to aborted acquisition	(211)		—

Adjusted SG&A expenses	$184,609	50.8%	$169,509	50.7%

(1)	All adjustments are net of tax. The tax rate for the second quarter of Fiscal 2011 is 35.1% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the second quarter of Fiscal 2010 is 37.29% excluding a FIN 48 discrete item of $0.3 million.

(2)	Reflects 23.5 million share count for Fiscal 2011 and 21.8 million share count for Fiscal 2010 which does not include common stock equivalents in either year due to the loss.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Six Months Ended July 31, 2010 and August 1, 2009

	6 mos	Impact	6 mos	Impact
In Thousands (except per share amounts)	July 2010	on EPS	July 2009	on EPS

Earnings (loss) from continuing operations, as reported	$6,167	$0.25	$(8,266)	$(0.41)

Adjustments: (1)
Impairment & lease termination charges	2,582	0.11	4,883	0.24
Other legal matters	95	—	206	0.01
Loss on early retirement of debt	—	—	3,061	0.15
Flood loss	215	0.01	—	—
Purchase price accounting adjustment — margin	233	0.01	—	—
Purchase price accounting adjustment — expense	174	0.01	—	—
Expenses related to aborted acquisition	127	0.01	—	—
Convertible debt interest restatement (APB 14-1)	—	—	663	0.03
Higher (lower) effective tax rate	20	—	2,540	0.13

Adjusted earnings (loss) from continuing operations (2)	$9,613	$0.40	$3,087	$0.15

(1)	All adjustments are net of tax. The tax rate for the six months of Fiscal 2011 is 39.7% excluding a FIN 48 discrete item of $0.2 million. The tax rate for the six months of Fiscal 2010 is 40.3% excluding a FIN 48 discrete item of $0.1 million.

(2)	Reflects 23.9 million share count for Fiscal 2011 and 20.5 million share count for Fiscal 2010 which includes common stock equivalents in both years.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.